SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549

                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934

Date of Report (Date of Earliest Event Reported): November 30, 1995


                  TUCSON ELECTRIC POWER COMPANY
                  -----------------------------

     (Exact name of registrant as specified in its charter)


       Arizona                      1-5924                  86-0062700
(State of Incorporation)   (Commission File Number)      (IRS Employer
                                                        Identification No.)


          220 West Sixth Street, Tucson, Arizona  85701
       (Address of principal executive office)  (Zip Code)


                         (520) 571-4000
      (Registrant's telephone number, including area code)

Item 5.   Other Events

On November 30, 1995, the Company reached an agreement with the Staff of the Arizona Corporation Commission ("ACC"), proposing to resolve the Company's application for a rate increase filed on June 13, 1995, and the Company's notice of intent to form a holding company, which was filed on February 16, 1995. The settlement agreement is subject to final approval by the full Commission. A hearing on the settlement agreement is scheduled for January 17, 1996.

Rate Application

If approved by the ACC, the settlement agreement will provide the Company with a 2%, or $10.4 million, across-the-board base rate increase, and will allow the Company to participate in various segments of the expanding electric energy business. The settlement represents a rate of return on fair value rate base of
6.81 percent; a return on original cost rate base of 7.99 percent, and a return on common equity of 11.00 percent. The Company had requested returns of 7.00 percent on fair value rate base; 8.20 percent on fair value rate base and 11.50 percent on common equity.

The settlement agreement establishes a moratorium period. Neither the Company nor Staff may file for a change in base rates before January 1, 2000, except for conditions or circumstances which constitute an emergency, or for sharing of benefits with customers of cost containment efforts where appropriate, or in the event the Company is acquired by, or merged with another company.

The rate changes are intended to recover in retail rates the operating and capital costs of the remaining 37.5% of Unit 2 of the Springerville Generating Station which is not currently being recovered. The ACC Staff has agreed the entire plant is "used and useful" to serve retail customers. The unit has been in operation since 1990.

In addition to the rate changes, the settlement agreement includes the following:

     Time-of-Use  Rates.   The agreement provides  customers  the
     opportunity to better manage their energy costs through the addition of Time of Use rates for certain residential customers. In addition, charges and rates for existing Time-
     of-Use  customers were adjusted for peak periods.   Time-of-
     Use rates are designed for customers to achieve savings by shifting usage from peak periods of the day, primarily weekday afternoons, to off-peak times.

     Pricing flexibility. The agreement will allow the Company to negotiate a specific rate for all commercial and industrial customers. This will limit the amount the Company charges retail customers to approved tariff levels, while permitting the Company to enter into special contracts at lower rates, if there is a demonstrated need for special contracts in order to retain or attract retail customers.

     Incentive regulation. The agreement does not establish, but will allow consideration of incentive regulation options. Discussions will include establishment of targets for fuel and operating and maintenance costs per kilowatt-hour. The Company had proposed that any achieved savings from cost-reduction measures initiated by the Company would be shared by retail customers and the Company.

     Jurisdictional Allocation. The Company and the Staff agreed to review prior to the next rate case the concept of jurisdictional allocation procedures for the costs of wholesale sales. The Company had proposed to allocate any new wholesale long-term power sale costs at marginal cost, rather than average cost, to properly reflect economic incentives to make wholesale sales which could benefit customers through lower average costs and a sharing of incremental revenues.

Holding Company Application

Under the agreement, the ACC would neither approve nor disapprove the Company's notice of intent to form a holding company. The agreement provides that the Company be allowed to participate in various segments of the expanding electric energy business for a period of 18 months from the date of ACC approval of the settlement agreement. If, after that time, the Company determines that a holding company structure is still appropriate, the Company may resubmit its request to the ACC.

During the 18-month period, the Company will be allowed to invest up to $50 million annually in energy-related business activities without ACC approval. Any unexpended funds may be carried over to subsequent years. The Company may seek ACC approval to invest more than $50 million annually. The Company agreed to use 50% of all after-tax net profits from any such activities either pay down debt or increase equity. The remaining 50% may remain at the subsidiary level for reinvestment and general corporate purposes. Additionally, no TEP affiliate will conduct any material business activity that is not part of the "electric energy business" without ACC approval.

The Company is currently considering a number of opportunities in the domestic and international energy markets, including the provision of expanded energy services to retail customers and the development of independent power production (IPP) projects, including, for example, cogeneration facilities designed to serve the energy needs of large industrial customers.

                            Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    TUCSON ELECTRIC POWER COMPANY
                                    -----------------------------
(Registrant)



Date:  December 8, 1995                       Ira R. Adler
                                   ------------------------------
                                              Ira R. Adler
                                      Senior Vice President and
                                     Principal Financial Officer